SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

WESTERN ASSET HIGH INCOME FUND II INC.

(Name of Registrant as Specified in Its Charter)

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Independent Proxy Advisory Firm Egan-Jones Recommends Stockholders Vote “FOR” Western Asset High Income Fund II’s Director Nominees

Egan-Jones is Third Major Independent Proxy Advisory Firm, following ISS and Glass Lewis, to

Support the Fund’s Director Nominees

Western Asset High Income Fund II Encourages Stockholders to Vote “FOR” the

Fund’s Director Nominees on the WHITE Proxy Card Today

NEW YORK – October 22, 2019 – Western Asset High Income Fund II Inc. (NYSE: HIX) (“the Fund”) today announced that independent proxy advisory firm Egan-Jones Proxy Services (“Egan-Jones”) has recommended that stockholders vote “FOR” the Fund’s director nominees – Carol L. Colman, CFA, William R. Hutchinson and Jane E. Trust, CFA – on the WHITE proxy card in connection with the Annual Meeting of Stockholders scheduled for 9:30 a.m. Eastern Time on October 25, 2019. The Fund’s director nominees have now received positive recommendations from all three independent proxy advisory firms, Institutional Shareholder Services (“ISS”), Glass Lewis & Co. (“Glass Lewis”) and Egan-Jones.

In its report dated October 18, 2019, Egan-Jones noted1:

•	“… we believe that voting FOR the management nominees is in the best interest of the Company and its shareholders.”

•

“As shown in the financials presented by the management, the Fund’s current investment adviser and the Board have taken steps to achieve positive results and that the Fund has outperformed its peers in the Lipper group.”

•	“We believe that the incumbent directors and management nominees are the best in class to continue the execution of the Fund’s primary investment objective to generate high current income.”

•

“We believe that the proxy fight initiated by Saba Capital will disrupt the current efforts of value creation for the shareholders as the dissident shareholders did not provide a comprehensive plan or an alternative for the Fund if its nominees are elected. This clearly demonstrates the lack of long-term plan and instead, the dissident shareholders’ focus on the short-term which can be harmful to the interests of the shareholders.”

“We are encouraged that Egan-Jones, like ISS and Glass Lewis, recognizes the Board’s proven track record of value-creation and has recommended that stockholders vote to reelect the Fund’s director nominees,” said Jane E. Trust, Chairman, President and Chief Executive Officer of Western Asset High Income Fund II. “Egan-Jones’ recommendation further supports our belief that our highly-qualified Board is best positioned to continue to act in the best interest of all stockholders, and that the true focus of Saba Capital’s campaign is to achieve the hedge fund’s short-term goals. We urge stockholders to follow the recommendations of all three leading proxy advisory firms and support the Board that continues to deliver on its investment objectives.”

[1]	Permission to use quotations neither sought nor obtained.

The Board encourages stockholders to follow the unanimous recommendations from all three leading independent proxy advisory firms by voting “FOR” Carol L. Colman, CFA, William R. Hutchinson and Jane E. Trust, CFA on the WHITE proxy card today.

Your Vote Is Important, No Matter How Many or How Few Shares You Own

You can vote by Internet, telephone or by signing and dating the WHITE proxy card and mailing it in the envelope provided.

If you have any questions about how to vote your shares, or need additional assistance, please contact:

Stockholders Call Toll-Free: (877) 750-8197

Banks and Brokers Call: (212) 750-5833

REMEMBER:

We urge you NOT to vote using any GOLD proxy card sent to you by Saba Capital, as doing so will revoke your vote on the WHITE proxy card.

About Western Asset High Income Fund II

Western Asset High Income Fund II Inc., a diversified, closed-end management investment company, is managed by Legg Mason Partners Fund Advisor, LLC, a wholly-owned subsidiary of Legg Mason, Inc., and is sub-advised by Western Asset Management Company, LLC, an affiliate of the investment manager.

For more information about the Fund, please call 1-888-777-0102 or consult the Fund’s web site at www.lmcef.com. Hard copies of the Fund’s complete audited financial statements are available free of charge upon request.

Forward Looking Statement

Past performance is no guarantee of future results. The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice.

All investments are subject to risk including the possible loss of principal. All benchmark performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in a benchmark.

Media Contact

Western Asset High Income Fund II

888-777-0102

Or

Joele Frank, Wilkinson Brimmer Katcher

Andy Brimmer / Dan Katcher / Mahmoud Siddig

212-355-4449